Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES FOURTH
QUARTER AND 2005 EARNINGS

OAKLAND, MARYLAND— February 23, 2006: First United Corporation (Nasdaq: FUNC), a financial holding company and the parent company of First United Bank & Trust, announces net income for the quarter ended December 31, 2005 of $4.2 million ($.69 per share), compared to $1.8 million ($.29 per share) for the fourth quarter of 2004. During the fourth quarter of 2005, management prepaid $25 million of Federal Home Loan Bank advances resulting in a net gain of $.4 million. The Corporation’s 2005 net income was $12.1 million, an increase of 59% from 2004 net income of $7.6 million. The increase in 2005 net income was due to strategic decisions made by management during 2004 and 2005, the Bank’s ability to maintain its net interest margin, and a focus on controlling our operating expenses. Management viewed 2004 as a transition year, implementing several strategies that were expected to positively impact net income in future periods. This was achieved in 2005 as earnings per share increased to $1.99 per share from $1.25 per share in 2004 and $1.77 per share in 2003 - an average annual growth rate of 6.2% from 2003 to 2005.

For the year ended December 31, 2005, the Corporation’s returns on average assets and average shareholders’ equity were .95% and 13.61%, respectively, compared to .65% and 8.91%, respectively, for the same period in 2004.

Loans and leases were $960.9 million at December 31, 2005, compared to $911.5 million at December 31, 2004, an increase of 5.4%. This increase was attributable primarily to growth in residential and commercial loans. During the fourth quarter, $31.1 million of mortgage loans were sold, offsetting residential mortgage loan growth of $50 million for the fourth quarter of 2005. The decision to sell these loans was made after an extensive analysis of the Bank’s mortgage portfolio and the identification of loans (primarily those with adjustable rate features) that management believed presented limited opportunities for improved yields over the next few years. Proceeds from the loan sale were invested in the Bank’s investment portfolio, primarily in higher yielding tax-exempt municipal securities.

Deposits were $955.9 million at December 31, 2005, compared to $850.7 million at December 31, 2004, an increase of 12.4%. The increase in deposits in 2005 over 2004 resulted primarily from the Corporation’s successful promotion of a 13-month certificate of deposit product in early 2005, an increase in brokered certificates of deposit of $19 million, and the movement of $30 million in trust money market funds into the Bank during the second quarter of 2005. At December 31, 2005 and 2004, brokered certificates of deposit in excess of $100,000 were $165.0 million and $146.0 million, respectively, or 18% of total deposits at both year-ends. Total assets were $1.3 billion at December 31, 2005, an 8.3% increase from $1.2 billion at December 31, 2004.

Comparing December 31, 2005 to December 31, 2004, shareholders’ equity increased 6.5%, from $86.4 million at December 31, 2004 to $92.0 million at December 31, 2005. As a result, book value per share increased from $14.17 to $15.04. The number of issued and outstanding shares of the Corporation’s common stock at December 31, 2005 was 6,118,103.

Net-Interest Income

Net interest income, on a fully tax-equivalent basis, for the fourth quarter of 2005 increased $.7 million when compared to net interest income for the fourth quarter of 2004. This increase resulted from a $2.7 million increase in interest income when comparing periods, offset by a $2.0 million increase in interest expense. Net interest income, on a fully tax-equivalent basis, for the year ended December 31, 2005 increased 9.9% to $41.1 million, from $37.4 million for the year ended December 31, 2004. This increase was due primarily to an increase in interest income of $9.1 million, offset by an increase in interest expense of $5.4 million for the period. The net interest margin for the year ended December 31, 2005 was 3.49%, an increase of 6 basis points when compared to the year ended December 31, 2004 (3.43%).

Non-Interest Income

Non-interest income for the fourth quarter of 2005 increased by 24.3% to $4.6 million when compared to $3.7 million for the same period of 2004. For the year ended December 31, 2005, non-interest income was $14.1 million, an 8.5% increase when compared to the year ended December 31, 2004 ($13.0 million).

The increase in non-interest income for the period ended December 31, 2005 was driven primarily by continued growth in service charge income as well as increased production in our trust and insurance lines of business. The Corporation also recognized a pre-tax gain of $.9 million on the prepayment of long-term FHLB advances. These increases were offset by a decline of $.8 million in realized gains on the sale of investment securities as compared to 2004.

Non-Interest Expense

Non-interest expense for the fourth quarter of 2005 was $ 8.9 million, compared to $10.2 million for the fourth quarter of 2004, a 12.75% decrease. The early redemption of long-term borrowings in 2005 and 2004 resulted in prepayment fees of $.4 million and $1.8 million, respectively. The Corporation also recognized a $.9 million write-off of unamortized issuance costs in 2004 related to the early redemption of subordinated debentures. For the year ended December 31, 2005, non-interest expense was $34.7 million, compared to $36.0 million for the same period of 2004, a 3.6% decrease due primarily to the reduction in prepayment expense along with reduced professional fees associated with various compliance costs in 2005. Additionally, the Corporation experienced cost savings in 2005 over 2004 as a result of corporate reorganizations that occurred during the first and second quarters of 2004.

Asset Quality

The Corporation’s asset quality is sound. The ratio of nonperforming and past-due loans to total loans at December 31, 2005 was .35%, compared to .50% at December 31, 2004. The ratio of nonperforming and past-due loans to total assets at December 31, 2005 was .26%, compared to .37% at December 31, 2004. The ratio of the allowance for loan losses to gross loans at December 31, 2005 was .67%, compared to .75% at December 31, 2004. For the quarter ended December 31, 2005, the provision for loan losses was ($.20) million, compared to $.90 million for the quarter ended December 31, 2004. This $1.1 million decrease was attributable to the sale by the Bank of $31 million in mortgage loans in December 2005, a reduction in specific allocations on nonperforming loans and the decrease in net charge-offs as a percentage of average loans during 2005.

ABOUT FIRST UNITED CORPORATION

First United Corporation offers full-service banking products and services through its trust company subsidiary, First United Bank & Trust, and consumer finance products through its consumer finance subsidiaries, OakFirst Loan Center, Inc. and OakFirst Loan Center, LLC. The Corporation also offers a full range of insurance products and services to customers in its market areas through First United Insurance Group, LLC. These entities operate a network of offices throughout Garrett, Allegany, Washington, and Frederick Counties in Maryland, as well as Mineral, Hardy, Berkeley, and Monongalia Counties in West Virginia. The Corporation’s website is www.mybankfirstunited.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are discussed in detail in Exhibit 99.1 of the Annual Report of First United Corporation on Form 10-K for the year ended December 31, 2004. Except as required by applicable laws, we do not intend to publish updates or revisions of any forward-looking statements it makes to reflect new information, future events or otherwise.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended					Twelve Months Ended
	unaudited					unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar	31-Dec	31-Dec
	2005	2004	2005	2005	2005	2005	2004
EARNINGS SUMMARY
Interest income	$18,681	$16,067	$18,099	$16,826	$16,150	$69,756	$60,682
Interest expense	$8,310	$6,319	$7,710	$6,833	$6,560	$29,413	$24,016
Net interest income	$10,371	$9,748	$10,389	$9,993	$9,590	$40,343	$36,666
Provision (credit) for loan and lease losses	$(194)	$899	$356	$1,007	$(91)	$1,078	$2,534
Noninterest income	$4,639	$3,724	$3,489	$2,879	$3,081	$14,088	$12,971
Noninterest expense	$8,879	$10,244	$8,787	$8,509	$8,479	$34,654	$35,969
Income taxes	$2,109	$506	$1,691	$1,219	$1,529	$6,548	$3,507
Net income	$4,216	$1,823	$3,044	$2,137	$2,754	$12,151	$7,627
Cash dividends paid	$1,146	$1,096	$1,130	$1,129	$1,129	$4,534	$4,384

	Three Months Ended
	unaudited
	31-Dec	31-Dec	30-Sep	30-Jun	31-Mar
	2005	2004	2005	2005	2005
PER COMMON SHARE
Earnings per share
Basic/Diluted	$0.69	$0.29	$0.50	$0.35	$0.45
Book value	$15.04	$14.17	$14.83	$14.54	$14.23
Closing market value	$21.24	$20.60	$19.90	$20.03	$20.15
Weighted average number
of common shares outstanding
Basic/Diluted	6,105,699	6,088,367	6,112,067	6,105,521	6,099,383

PERFORMANCE RATIOS (Period End)
Return on average assets	0.95%	0.65%	0.84%	0.78%	0.90%
Return on average shareholders'
equity	13.61%	8.91%	11.97%	11.22%	12.81%
Net interest margin	3.49%	3.43%	3.50%	3.45%	3.38%
Efficiency ratio	62.67%	71.40%	64.49%	65.64%	66.08%

PERIOD END BALANCES
Assets	$1,310,991	$1,233,901	$1,299,752	$1,267,422	$1,255,778
Earning assets	$1,197,691	$1,126,677	$1,192,604	$1,164,286	$1,150,961
Gross loans and leases	$960,961	$911,450	$986,217	$957,252	$923,690
Consumer Real Estate	$363,005	$337,229	$388,387	$366,112	$345,841
Commercial	$404,681	$373,893	$400,036	$393,390	$380,877
Consumer	$193,275	$200,328	$197,794	$197,750	$196,972
Investment securities	$230,095	$210,661	$201,817	$202,202	$222,229
Total deposits	$955,854	$850,661	$927,766	$911,662	$915,235
Noninterest bearing	$114,523	$114,734	$114,223	$115,468	$116,454
Interest bearing	$841,331	$735,927	$813,543	$796,194	$798,781
Shareholders' equity	$92,039	$86,356	$90,464	$88,680	$86,821

CAPITAL RATIOS
Period end capital to risk-
weighted assets:
Tier 1	11.47%	10.81%	11.01%	10.94%	11.00%
Total	12.66%	12.24%	12.28%	12.28%	12.33%

ASSET QUALITY
Net charge-offs for the quarter	$682	$667	$292	$315	$187
Nonperforming assets: (Period End)
Nonaccrual loans	$2,393	$3,439	$3,805	$3,199	$2,597
Restructured loans	$532	$544	$535	$537	$540
Loans 90 days past due
and accruing	$989	$1,105	$1,051	$1,258	$2,022
Other real estate owned	$133	$226	$199	$263	$167
Total nonperforming assets
and past due loans	$11,620	$12,378	$11,798	$12,731	$11,387
Allowance for credit losses
to gross loans, at period end	0.67%	0.75%	0.74%	0.76%	0.72%
Nonperforming and 90 day past-due loans
to total loans at period end	0.35%	0.50%	0.50%	0.47%	0.50%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.26%	0.37%	0.37%	0.35%	0.37%